Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-1006, 333-70485, 333-39218, 333-90398, 333-143848) of Denbury Resources Inc. of our report dated March 28, 2008 relating to the financial statements of Denbury Resources Inc. Employee Stock Purchase Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 28, 2008